MERGER AGREEMENT

BY AND AMONG

GENESEE & WYOMING INC.

PULLMAN ACQUISITION SUB INC.

AND

PROVIDENCE AND WORCESTER RAILROAD COMPANY

DATED AS OF AUGUST 12, 2016

Exhibit A    Plan of Merger
Exhibit B    Amended and Restated Articles of Incorporation of the Surviving Corporation

MERGER AGREEMENT

THIS MERGER AGREEMENT (together with all annexes, letters, schedules and exhibits hereto, hereinafter this "Agreement"), dated as of August 12, 2016, is by and among Genesee & Wyoming Inc., a Delaware corporation ("Parent"), Pullman Acquisition Sub Inc., a Rhode Island corporation and a wholly owned direct subsidiary of Parent ("Merger Sub"), and Providence and Worcester Railroad Company, a Rhode Island corporation (the "Company").

RECITALS

A. The Board of Directors of the Company (the "Company Board of Directors") has unanimously (i) determined that this Agreement, the plan of merger attached as Exhibit A (the "Plan of Merger"), and the merger of Merger Sub with and into the Company (the "Merger") pursuant to the Rhode Island Business Corporation Act, R.I.G.L § 7-1.2 et seq., as amended (the "RIBCA") upon the terms and subject to the conditions set forth in this Agreement and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its shareholders (the "Company Shareholders"), (ii) adopted resolutions approving and declaring advisable the execution, delivery and performance of this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger and the Plan of Merger, (iii) directed that this Agreement be submitted to the Company Shareholders for approval and (iv) resolved to recommend that the Company Shareholders approve this Agreement, and the transactions contemplated hereby, including the Merger and the Plan of Merger at the Company Shareholder Meeting.

B. The Board of Directors of Merger Sub has (i) determined that this Agreement, the Plan of Merger, and the transactions contemplated hereby, including the Merger, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole shareholder and (ii) adopted resolutions approving and declaring advisable this Agreement, the Plan of Merger and the transactions contemplated hereby, including the Merger. The sole shareholder of Merger Sub has approved this Agreement.

C. The Board of Directors of Parent, and Parent, as the sole shareholder of Merger Sub, in each case has approved this Agreement, the Plan of Merger, the Merger and the other transactions contemplated hereby.

D. As an inducement to Parent's willingness to enter into this Agreement, Parent and the Robert H. Eder Trust and the Linda Eder Trust (collectively, the "Trusts") are entering into a Voting Agreement, dated as of the date of this Agreement, with respect to the issued and outstanding shares of Company Preferred Stock and Company Common Stock beneficially owned by the Trusts (the "Voting Agreement").

E. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

F. Certain capitalized terms used in this Agreement are defined in Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

Article I. - THE MERGER
Section 1.1	The Merger.

(a)
Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the RIBCA, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Rhode Island.

(b)
The Merger shall have the effects set forth in this Agreement, Section 7-1.2-1005 of the RIBCA and other applicable Law. Accordingly, from and after the Effective Time: (a) the Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the RIBCA; (b) the Surviving Corporation shall possess all rights, privileges, immunities and franchises of each of the Company and Merger Sub; and (c) the Surviving Corporation shall be responsible and liable for all liabilities and obligations of the Company and Merger Sub.

Section 1.2	Closing.

Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, on the date that is the fifth (5th) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VI (the "Closing Date"), at the offices of Hinckley, Allen & Snyder, LLP, 100 Westminster Street, Suite 1500, Providence, Rhode Island, unless another time, date or place is agreed to in writing by the parties.

Section 1.3	Effective Time; Effect of the Merger.

On the Closing Date and subject to the terms and conditions hereof, the Articles of Merger with the Plan of Merger attached thereto shall be filed with the Rhode Island Secretary. The Merger shall become effective upon the issuance of a certificate of merger by the Rhode Island Secretary subsequent to the filing of the Articles of Merger with the Rhode Island Secretary, or such later time as agreed by the parties hereto and specified in such Articles of Merger (the "Effective Time"). The Merger shall have the effects set forth herein and in the applicable provisions of the RIBCA.

Section 1.4	Conversion of the Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)
Each share of preferred stock, par value $50.00 per share, of the Company ("Company Preferred Stock") issued and outstanding immediately prior to the Effective Time (the "Preferred Shares") (excluding Dissenter Shares) shall be deemed to be automatically converted, along with the aggregate accrued or accumulated and unpaid dividends thereon, into 100 shares of the common stock, par value $0.50 per share of the Company ("Company Common Stock") without any further action by the relevant holder of such Preferred Shares or the Company.  All Preferred Shares, when so deemed converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Preferred Shares (each, a "Preferred Certificate") or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable with respect to the Company Common Stock into which such Preferred Shares have been deemed converted (the "Converted Shares"), as provided in Section 1.4(b) hereof.  From and after the Effective Time, (i) each Preferred Certificate (excluding a Preferred Certificate representing Dissenter Shares) shall be deemed to represent the number of Converted Shares into which the Preferred Shares represented by such Preferred Certificate have been deemed converted and (ii) all references to "Certificate" herein shall include any Preferred Certificate.

(b)
Except as provided in Section 1.4(c), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any Converted Shares, but excluding Dissenters Shares) (the "Shares") shall be canceled and shall be converted automatically into the right to receive, in cash without interest, $25.00 (the "Merger Consideration"), upon surrender of the Certificate and/or Letter of Transmittal representing such Shares as provided in Article II. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares (including a Preferred Certificate representing Converted Shares) or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(c)
Each Share that is owned by the Company as treasury stock and each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto. Each Share owned by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding following the Effective Time and no Merger Consideration shall be payable with respect thereto.

(d)
Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.5	Organizational Documents.

(a)
At the Effective Time, pursuant to the Merger, the Company Articles of Incorporation shall be amended and restated so as to read as set forth in Exhibit B and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation. Thereafter, the articles of incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by Law.

(b)
At the Effective Time, pursuant to the Merger, the Company Bylaws shall be amended and restated at the Effective Time to read as did the bylaws of Merger Sub immediately prior to the Effective Time, except the name of the Company shall remain unchanged. Thereafter, the bylaws of the Surviving Corporation may be amended in accordance with their terms and the articles of incorporation of the Surviving Corporation and as provided by Law.

Section 1.6	Directors and Officers of the Surviving Corporation.

At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company (other than the Company's current Chief Executive Officer) shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.7	Options and Restricted Share Units.

(a)
Each option to purchase Company Common Stock (collectively, the "Options") granted under the Company Equity Plans, whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and, as of the Effective Time, the Company shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock provided for in such Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes.

(b)
Each restricted share unit granted under any Company Equity Plan, agreement or arrangement of the Company, or otherwise (each, a "Restricted Share Unit"), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall be canceled and shall be converted automatically into the right to receive the Merger Consideration for each share of Company Common Stock covered by such Restricted Share Units, less any required withholdings. As of the Effective Time, each holder of Restricted Share Units shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c)
At the Effective Time, the Company Equity Plans shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be of no further force and effect and shall be deemed to be deleted.  The Company shall take all actions necessary in order to effect the provisions of this Section 1.7, including adopting all necessary resolutions, reimbursing employees for applicable payroll withholdings authorized under the ESPP, seeking all necessary approvals and providing any notices required under the Company Equity Plans.

Section 1.8	Dissenter Shares.

Notwithstanding anything in this Agreement to the contrary, any Dissenter Shares shall not be deemed converted into Company Common Stock and converted into the right to receive the Merger Consideration as provided in Section 1.4(a), but instead holders of Dissenter Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Part 12. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose such holder's dissenters' rights under Part 12 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Part 12, then the right of such holder to be paid the fair value of such holder's Dissenter Shares under Part 12 shall cease and such Dissenter Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration payable with respect to the Converted Shares represented thereby as provided in Section 1.4(a), without interest. At the Effective Time, the Dissenter Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of

 Dissenter Shares shall cease to have any rights with respect thereto, except such rights provided in the preceding two sentences. The Company shall serve prompt notice to Parent of any demands for dissenters' rights under Part 12 of any holder of the Preferred Shares, attempted withdrawals of such demands and any other instruments served pursuant to the RIBCA received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, or as otherwise required under the RIBCA, waive any failure by a holder of Dissenter Shares to timely deliver a written demand or to perform any other act perfecting dissenter's rights in accordance with the RIBCA, make any payment (or offer to make any payment) with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
Section 1.9	Adjustments to Prevent Dilution.

Subject to the restrictions contained in Section 5.1, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

Article II.   EXCHANGE OF CERTIFICATES

Section 2.1	Paying Agent.

Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article II, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. Immediately following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares pursuant to Section 1.4 (such cash amount being referred to herein as the "Exchange Fund"). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article II and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Article II, Parent may direct the Paying Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $500,000,000 (collectively "Permitted Investments") or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Article II. Any income from investment of the Exchange Fund will be payable solely to Parent (or its designee).

Section 2.2	Exchange Procedures.

(a)
As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (i) a letter of transmittal (a "Letter of Transmittal") that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form and have such other provisions as Parent may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

(b)
Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the applicable Merger Consideration.

(c)
Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate but may, if required by the Paying Agent, be required to deliver an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. Each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time or following the Paying Agent's receipt of the applicable Letter of Transmittal (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after such time, the Merger Consideration to which such holder is entitled pursuant to this Article II and the Book-Entry Shares of such holder shall immediately be canceled.

(d)
In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company maintained by its transfer agent, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 2.3	No Further Ownership Rights.

All Merger Consideration paid upon the surrender for exchange of the Certificates or Book-Entry Shares representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenter Shares.

Section 2.4	Termination of Exchange Fund.

Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Shareholders on the date that is twelve (12) months after the Effective Time shall be delivered to Parent (or its designee) upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Shareholder is entitled under this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

Section 2.5	No Liability.

None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares two years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of Parent (or its designee) free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 2.6	Lost, Stolen or Destroyed Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

Section 2.7	Withholding of Tax.

Notwithstanding anything to the contrary in this Agreement or the Plan of Merger, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Dissenter Shares, Restricted Share Units or Options, such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law and (b) treated for all purposes of this Agreement and the Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent, as the case may be.

Article III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in any Company Report filed with, or furnished to, the SEC by the Company since January 1, 2015 and publicly available prior to the date of this Agreement (collectively, the "Filed SEC Documents") (excluding, in each case, any disclosure set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein, to the extent that they are cautionary, predictive or forward-looking) (it being acknowledged that clause (i) shall not apply to Sections 3.3(a), 3.3(b), 3.8(a), 3.8(b) and 3.9(b)(ii)) or (ii) as set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection), the Company represents and warrants to each of the other parties hereto as follows:

Section 3.1	Organization and Good Standing; Charter Documents.

(a)
Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure of any such Subsidiary to be in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)
The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the Company Articles of Incorporation and Company Bylaws.  The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws, as such Company Articles of Incorporation and Company Bylaws may be amended (subject to Section 5.1) between the date hereof and the Closing Date.

(c)
The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the organizational or governing documents of each Subsidiary, and such organizational or governing documents for each Subsidiary of the Company are in full force and effect. The Subsidiaries are not in violation of any provisions of such organizational or governing documents, except where such failure would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2	Authority for Agreement.

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action (including the approval of the Company Board of Directors) and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the approval of this Agreement, the Company Required Vote). This Agreement has been duly and validly executed and delivered by the

Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.

Section 3.3	Capitalization.

(a)
The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 653 shares of Company Preferred Stock. As of August 11, 2016 (the "Measurement Date"), 4,866,593 shares of Company Common Stock are issued and outstanding, 640 shares of Company Preferred Stock (which are convertible into 64,000 shares of Company Common Stock, in the aggregate) are issued and outstanding, and no shares of Company Common Stock or Company Preferred Stock are held in the Company's treasury or held by a Subsidiary of the Company. All outstanding Company Common Stock and Company Preferred Stock are, and any additional shares of Company Common Stock and Company Preferred Stock issued by the Company after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 3.3(a) and for changes after the date hereof resulting from (i) the vesting of awards described in Section 3.3(b) and granted pursuant to Company Equity Plans outstanding on the date hereof or (ii) the issuance of Company Common Stock under the Anniversary Plan after the date hereof, there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company. From the Measurement Date until the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock, or Options, Restricted Share Units or the Company Stock Rights have been issued, other than those shares issuable upon exercise of outstanding awards granted pursuant to the Company Equity Plans outstanding as of the Measurement Date or stock bonus awards issuable under the Anniversary Plan in accordance with the terms of the Anniversary Plan as set forth in Section 3.3(b)(III) of the Company Disclosure Letter.

(b)
As of the Measurement Date, (i) 103,465 Options are outstanding pursuant to the Company Equity Plans, (ii) 70,500 Restricted Share Units are outstanding pursuant to the Company Equity Plans, and (iii) 173,965 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Options and Restricted Share Units and 169,500 shares of Company Common Stock remain authorized and reserved for future awards pursuant to the Company 2015 Equity Plan.  Section 3.3(b) of the Company Disclosure Letter contains a complete and correct list (which shall be updated not later than five days prior to the Effective Time) of each outstanding award granted pursuant to the Company Equity Plans, including, as applicable, the holder, date of grant, vesting schedule and number of shares of Company Common Stock subject thereto. Section 3.3(b) of the Company Disclosure Letter also sets forth the number of shares of Company Common Stock that may be issued under the Anniversary Plan prior to December 31, 2016.  Except as set forth above in this Section 3.3(b), there are no Company Stock Rights.

(c)
There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(d)
There are not any bonds, debentures, notes or other indebtedness of the Company or any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock or of the capital stock or other equity interest of any Subsidiary of the Company may vote.

Section 3.4	Company Subsidiaries.

A true and complete list of all the Subsidiaries of the Company is set forth in Section 3.4 of the Company Disclosure Letter. The Company is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. There are no outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests of any Person.

Section 3.5	No Conflict; Required Filings and Consents.

(a)
The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement and the Plan of Merger by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Articles of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.5(b) below have been obtained, and all filings described therein have been made, conflict with or violate any Law or Order applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) assuming that all consents, approvals and authorizations set forth in Section 3.5(a) of the Company Disclosure Letter have been obtained, require any consent or other action by any Person under, result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under any Contract or authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

(b)
The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, the NASDAQ, any national or regional securities exchange or market system on which the securities of Parent are listed, state securities laws or "blue sky" laws, the HSR Act, the STB, and filing and recordation of the Articles of Merger (including the Plan of Merger) as required by the RIBCA, the Federal Communications Commission and such other consents, approvals, authorizations, permits, filings and notifications that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6	Compliance.

(a)
The Company and its Subsidiaries hold all Company Permits and are in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect.  All such Company Permits are in full force and effect.  No such Company Permit will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. The business of the Company and its Subsidiaries has not since January 1, 2015 and is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Company Material Adverse Effect.

(b)
No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, no basis exists for any such investigation or review that reasonably would be expected to have a Company Material Adverse Effect.

Section 3.7	Litigation.

(a)
There is no claim, suit, action, proceeding, administrative charge, investigation or arbitration (or, to the Knowledge of the Company, any basis therefor) pending, or any accident or incident that is likely to give rise to any of the aforementioned, or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, their respective businesses, assets, properties, or rights or their respective directors, officers or employees in their capacities as such, or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable, which, if determined adversely, would reasonably be expected to have a Company Material Adverse Effect.

(b)
There are no Orders, solely or in the aggregate, outstanding against the Company or any of its Subsidiaries or their respective businesses, assets, properties or rights that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8	Company Reports; Financial Statements.

(a)
The Company has timely filed all Company Reports required to be filed with the SEC, and has paid all fees and assessments due and payable in connection therewith. Each Company Report has complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Company Report, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were or are made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received by the Company from the SEC with respect to any Company Reports. To the Knowledge of the Company, as of the date of this Agreement, none of the Company Reports is subject to ongoing SEC review. None of the Subsidiaries of the Company is required to file any form, report or other document with the SEC.

(b)
The Company has made available (including via the SEC's EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements comply, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations, changes in shareholders' equity and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments consistent with GAAP, none of which are, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole).

(c)
There are no Liabilities of the Company or any of its Subsidiaries that, if known, would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than (i) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company's consolidated balance sheet as at June 30, 2016 (or the notes thereto) included in the Company's 10-Q filed prior to the date of this Agreement for the fiscal quarter ended June 30, 2016, (ii) Liabilities incurred on behalf of the Company in connection with the transactions contemplated by this Agreement and (iii) Liabilities incurred in the ordinary course of business since June 30, 2016, none of which has had or reasonably would be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)
Since January 1, 2014, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e)
The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company's periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time period and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended. The Company's management has completed an assessment of the effectiveness of the Company's internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, for the year ended December 31, 2015, and such assessment concluded that such controls were effective.

(f)
The Company has disclosed to the Company's auditors and the audit committee of the Company Board of Directors, based on its most recent evaluation prior to the date hereof, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The Company has not received any credible and material complaints since January 1, 2014 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters. Since January 1, 2014, none of the independent public accountants of the Company or any Subsidiary has resigned or been dismissed as independent public accountants of the Company or any Subsidiary as a result of or in connection with any disagreement with the Company or any Subsidiary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since January 1, 2014, neither the Company nor any of its Subsidiaries has made any loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g)	As of the date hereof, the Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting.

Section 3.9	Absence of Certain Changes or Events.

(a)
Since March 31, 2016, except as contemplated by, or as disclosed in, this Agreement and the Company Disclosure Letter, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice.

(b)
There has not been (i) since March 31, 2016 and prior to the date of this Agreement, any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the consent of Parent, would constitute a breach of Section 5.1(b) (other than as set forth in Section 3.9(b) of the Company Disclosure Letter), or (ii) since December 31, 2015 any Effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10	Taxes.

(a)	Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries:

(i)
have timely paid or caused to be paid all Taxes required to be paid by it, and have made adequate provision in their financial statements (in accordance with GAAP) for all obligations for Taxes not yet due and payable, other than Taxes being contested in good faith by appropriate procedures and for which adequate reserves have been established in accordance with GAAP; and

(ii)
have filed or caused to be filed in a timely and proper manner (taking into account any extension of time within which to file) all Tax Returns required to be filed by such entities with the appropriate Governmental Entity in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are complete and correct in all material respects.

(b)
The Company has made available to Parent complete and correct copies of all United States federal Tax Returns and material state Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods beginning on or after December 31, 2012.

(c)
There are no pending audits, assessments, disputes or claims with respect to any material Tax Returns or Taxes of the Company or any of its Subsidiaries and no waivers of statutes of limitations in respect of material Taxes have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

(d)
Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, no Encumbrances for Taxes have been filed against the Company or any of its Subsidiaries, except for Encumbrances for Taxes (i) not yet due and payable or (ii) being contested in good faith by appropriate procedures.

(e)	No material unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against the Company or any of its Subsidiaries.

(f)
Since December 31, 2009, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(g)	There are no agreements relating to the allocation, indemnification or sharing of Taxes to which the Company or any of its Subsidiaries is a party or has a material liability.

(h)
Since December 31, 2009, neither the Company nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law.

(i)
Since December 31, 2009, neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code.

(j)
Since December 31, 2009, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(k)
Since December 31, 2009, all material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Governmental Entity.

(l)	Neither the Company nor any of its Subsidiaries has engaged in a "listed transaction" as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(m)
Neither the Company nor any of its Subsidiaries, on a consolidated basis, will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in or incorrect method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, (ii) intercompany transaction entered into on or prior to the Closing Date, or (iii) deferred gains arising prior to the Closing Date, or (vi) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

Section 3.11	Title to Properties.

(a)
Section 3.11(a) of the Company Disclosure Letter sets forth (i) a list of all real property comprising the Company's main line and secondary line tracks and right-of-way (including all real property owned in fee simple, all easements and all trackage rights and other rights of use) with milepost summaries, railroad yards and terminal facilities, on which the Company conducts rail freight operations, (ii) any other real property that is not listed under clause (i) (whether or not used in connection with railroad operations) owned by the Company or any of its Subsidiaries that is material to the Company or its operations and (iii) expiration dates (if any) with respect to real property referred to in clause (i) which is not Owned Real Property.

(b)
Except as has not had and reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company has, with respect to each parcel or segment of real property owned by the Company or any of its Subsidiaries ("Owned Real Property"), good and valid title, and, with respect to real property otherwise used by the Company or any of its Subsidiaries ("Other Real Property Interests"), a good and valid leasehold, easement, right of way, trackage rights, license or other interest or otherwise has a valid right of possession, use or access, in each case, which is sufficient to permit such Persons to operate as railroads or conduct such business as is currently conducted or carried on without undue charge or expense, in each case free and clear of all Encumbrances, except for (i) mechanics', carriers', workmen's, warehousemen's, repairmen's or other like Encumbrances imposed by applicable Law arising or incurred in the ordinary course of business for amounts not overdue, (ii) Encumbrances for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (iii) Encumbrances affecting the interest of the grantor of any easements benefiting any Owned Real Property which were not granted by or consented to by the Company or any of its Subsidiaries, (iv) Encumbrances, imperfections, minor defects or irregularities in title, easements, claims, liens, charges, security interests, rights-of-way, rights-of-refusal, covenants, restrictions, reversionary interests, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted, (v) zoning, building and other similar codes and regulations, (vi) Encumbrances arising in the ordinary course of business under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (vii) other statutory liens securing payments not yet due, (viii) purchase money liens and liens securing rental payments under capital lease arrangements reflected in the Company's 10-Q filed prior to the date of this Agreement for the fiscal quarter ended June 30, 2016, (ix) Encumbrances, covenants, restrictions and other, similar matters set forth in those Company Permits and other agreements set forth in Section 3.11(b) of the Company Disclosure Letter and (x) any matters of public record in the applicable county recorder's office or that would be disclosed by a current, accurate survey, a railroad valuation map or physical inspection of the assets to which they relate, provided any such matters would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted (collectively, "Permitted Encumbrances").

(c)
Neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor is any such proceeding, action or agreement pending, or, to the Company's Knowledge, threatened, with respect to any portion of any Owned Real Property or Other Real Property Interests, which proceeding, action or agreement would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)
Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all of its tangible personal properties and assets, in each case free and clear of all Encumbrances, except Encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the tangible personal properties and assets to which they relate in the business of the Company and its Subsidiaries as presently conducted.

Section 3.12	Related Party Transactions.

Since January 1, 2015, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any agreements, arrangements or understandings currently in effect (regardless of when entered into), or any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, with any Person owning 5% or more of the Shares or any Affiliate of such Person or any director or officer of the Company or any of its Subsidiaries (or any relative thereof) (other than the Company Equity Plans or Benefit Plans) or that would otherwise be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.13	Employee Benefit Plans.

(a)
Section 3.13(a) of the Company Disclosure Letter contains a true and complete list of (i) each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) (whether or not subject to ERISA) that the Company or any of its Subsidiaries sponsors, maintains, participates in, is a party or contributes to (or is required to contribute to), or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability; and (ii) each other employee benefit plan, program, policy or arrangement, whether written or oral, including any stock option, stock purchase, stock appreciation right, phantom stock or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement, pension, vacation, holiday, cafeteria, medical, life insurance, disability, retiree healthcare, retiree life insurance, deferred compensation, profit sharing, change in control, retention, unemployment, or severance compensation plan, program, policy or arrangement; and each employment, severance, change in control or consulting agreement, in each case, for any current, retired or former employee or director, or other individual service provider (or for any dependent or beneficiary thereof), of the Company or any of its Subsidiaries (each such current, retired or former employee, director, or other individual service provider, a "Company Employee") that does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to (or is required to contribute to), or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (whether or not material, each, a "Benefit Plan"). Each of the Benefit Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code is hereinafter referred to in this Section 3.13 as a "Title IV Plan".

(b)
With respect to each Benefit Plan, the Company has made available to Parent a true and complete copy of each Benefit Plan, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (v) the most recently received IRS determination or opinion letter.

(c)
Except as disclosed in Section 3.13(c) of the Company Disclosure Letter, neither the Company nor any Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code (each, an "ERISA Affiliate") maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). All required contributions that the Company or any ERISA Affiliate have been obligated to make to any Multiemployer Plan have been duly and timely made. Neither the Company nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. No Multiemployer Plan is a Title IV Plan.

(d)
With regard to each Title IV Plan that is not a Multiemployer Plan, no liability under Title IV or Section 302 of ERISA has been incurred by the Company, its Subsidiaries or any of its or their ERISA Affiliates that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a material risk to the Company, its Subsidiaries or its or their ERISA Affiliates of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). With respect to each Title IV Plan set forth on Section 3.13(a) of the Company Disclosure Letter that is not a Multiemployer Plan: (i) there has not been any failure to satisfy the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and no such plan is in "at risk," "endangered" or "critical" status within the meaning of Sections 430 and 432 of the Code; (ii) there has been no "reportable event" within the meaning of Section 4043 of ERISA and the regulations thereunder which has not been fully and accurately reported in a timely fashion, as required by applicable Law; and (iii) there has not been a partial termination.

(e)
Other than with respect to any Multiemployer Plan (as to which the Company makes no representation or warranty), each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. There are no pending, or to the Knowledge of the Company, threatened actions, suits, disputes or claims by or on behalf of any Benefit Plan, by any Company Employee or beneficiary covered under any such Benefit Plan, as applicable, or otherwise involving any such Benefit Plan (other than routine claims for benefits). Each Benefit Plan that constitutes a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code is in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance thereunder so as to avoid any interest, penalty or Tax under Section 409A(a)(1) of the Code.

(f)
With respect to each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code (other than any Multiemployer Plan as to which the Company makes no representation or warranty), (i) each such Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption.

(g)
Other than with respect to any Multiemployer Plan (as to which the Company makes no representation or warranty), no Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(h)
The consummation of the transactions contemplated by this Agreement and the Plan of Merger will not, either alone or in combination with another event, (i) entitle any Company Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) result in the acceleration of the time of payment, vesting, or funding, or increase the amount of compensation due any such Company Employee.

(i)
No amounts payable under the Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

Section 3.14	Labor Relations.

(a)
There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, since January 1, 2014, there has not been any such action. Except as listed in Section 3.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries are (a) party to any collective bargaining agreements or similar labor agreements, (b) subject to any action, complaint, charge, inquiry, proceeding or investigation brought, or to the Knowledge of the Company, threatened by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Company's employees, which action, complaint, charge, inquiry, proceeding or investigation, if adversely decided, may reasonably, individually or in the aggregate, create a Liability material to the Company and its Subsidiaries taken as a whole, (c) any grievance or arbitration proceeding whether pending or, to the Knowledge of the Company, threatened which, if adversely decided, may reasonably, individually or in the aggregate, create a Liability material to the Company and its Subsidiaries taken as a whole, or cause the Company to incur expenses or forego operating savings which would be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, or (d) a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. The Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act, the Railway Labor Act or other applicable Law. To the Knowledge of the Company, no Governmental Entity responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to the Company and its Subsidiaries and no such investigation is in progress.

(b)
Since January 1, 2015, the Company and its Subsidiaries have not effectuated (i) a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act of 1988 (or similar state or local laws) (the "WARN Act") affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (ii) a "mass layoff" as defined in the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries. Since January 1, 2014, neither the Company nor any of its Subsidiaries have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any Law similar to the WARN Act.

Section 3.15	Intellectual Property.

Section 3.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, domain name registrations and registered copyrights and applications therefor (collectively, and together with unregistered intellectual property rights, "Intellectual Property Rights") that, in each case, are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted and, each of the Intellectual Property Rights is subsisting and, to the Knowledge of the Company, valid and enforceable. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, each such scheduled Intellectual Property Right that is used in the conduct of the business of the Company and its Subsidiaries, as presently conducted.  To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and no claims are pending, or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property Right, except for such infringements, misappropriations, violations and claims which have not had and reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right, in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16	Insurance Policies.

The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years. Except as set forth in Section 3.16 of the Company Disclosure Letter, no insurance provider has issued any reservation of rights letters for any claims pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

Section 3.17	Brokers.

No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Plan of Merger, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees. The Company has furnished or otherwise made available to Parent a true and complete copy of any agreement between the Company or any of its Subsidiaries, as applicable, and the Company Financial Advisor pursuant to which the Company Financial Advisor could be entitled to any payment from the Company relating to the transactions contemplated by this Agreement.

Section 3.18	Company Financial Advisor Opinion.

The Company Financial Advisor has delivered to the Company Board of Directors its opinion, dated as of the date of this Agreement, to the effect that, as of the date of such opinion, and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement and the Plan of Merger is fair, from a financial point of view, to such holders (other than the Trusts). A signed copy of the written opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement.
Section 3.19	Proxy Statement.

The Proxy Statement will, when filed and at the time of the Company Shareholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the time it (and any amendment or supplement thereto) is filed with the SEC, at the date the Proxy Statement is first mailed to the Company Shareholders, and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by law, disseminated to the Company Shareholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for the express purpose of being included in any of the foregoing documents.

Section 3.20	Environmental Matters.

(a)
Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending, or, to the Knowledge of the Company, threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law or relating to Hazardous Substances; (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits necessary for the business of the Company; (iii) there are no Liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance not reflected in the Company Financial Statements and there is no condition, occurrence, situation or set of circumstances, including the release of any Hazardous Substance, that reasonably would be expected to result in or be the basis for any such Liabilities; (iv) neither the Company nor any of its Subsidiaries are obligated to conduct or pay for, and are not conducting or paying for, any response or corrective action under any Environmental Law at any location; and (v) neither the Company nor any of its Subsidiaries are party to any order, judgment or decree that imposes any obligations under any Environmental Law.

(b)
To the Knowledge of the Company, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been made available to Parent.

Section 3.21	Anti-Takeover Provisions.

Assuming the accuracy of the representations and warranties set forth in Section 4.9, the approval of the Company Board of Directors of this Agreement, the Plan of Merger, the Merger, the Voting Agreement and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Plan of Merger, the Merger, the Voting Agreement and the other transactions contemplated by this Agreement, the provisions of Section 7-5.2-4 of the Business Combination Act to the extent, if any, such Section would otherwise be applicable to this Agreement, the Plan of Merger, the Merger, the Voting Agreement and the other transactions contemplated by this Agreement. To the Knowledge of the Company, no other state takeover statute applies to this Agreement, the Plan of Merger, the Merger, the Voting Agreement or the other transactions contemplated by this Agreement. The Company and the Company Board of Directors have taken all necessary action to ensure that any other similar anti-takeover provision under the Company Articles of Incorporation and Company Bylaws are not applicable to, or will not otherwise become effective as a result of, the transactions contemplated by this Agreement.

Section 3.22	Contracts.

(a)
Except for this Agreement and Contracts filed as exhibits to the Filed SEC Documents and as set forth on Section 3.22(a) of the Company Disclosure Letter (each, a "Company Material Contract"), there are no (i) Contracts that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K or disclosed by the Company on a Current Report on Form 8-K that has not been filed or incorporated by reference in the Company Reports, (ii) leases with respect to real property (including real property relating to rail lines or rail segments) that, individually, are material to the operation of the Company's business ("Material Leases"), or (iii) Other Material Contracts.

(b)
 Each of such Company Material Contracts, Material Leases and Other Material Contracts is valid and binding on the Company or its Subsidiary party thereto and to the Knowledge of the Company, each other party thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries (i) is in violation or default under any Company Material Contract, Material Lease or Other Material Contract or (ii) has received notice of any asserted violation or default by the Company or its Subsidiary party thereto under any Company Material Contract, Material Lease or Other Material Contract. No event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Material Contract, Material Lease or Other Material Contract and no other party to such Company Material Contract, Material Lease or Other Material Contract is, to the Knowledge of the Company, in default in any respect thereunder. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Company Material Contract, Material Lease or Other Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of, any such Company Material Contract, Material Lease or Other Material Contract.

(c)	The Company has furnished or otherwise made available to Parent true and complete copies of each Company Material Contract, Material Lease and Other Material Contract.

Section 3.23	Board Recommendation.

The Board of Directors of the Company, at a meeting duly called and held, has duly (A) approved and declared advisable, the execution, delivery and performance of this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger and the Plan of Merger, (B) determined that the terms of this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and the Company Shareholders, (C) directed that this Agreement be submitted to the Company Shareholders for approval and (D) resolved to recommend that the Company Shareholders approve this Agreement and the transactions contemplated hereby, including the Merger and the Plan of Merger at the Company Shareholders Meeting.

Section 3.24	Rail Facilities and Railroad Assets.

(a)
The Company or one of its Subsidiaries hold valid and sufficient property interests and operating rights in and to the rail lines depicted on the maps referenced in Section 3.24(a) of the Company Disclosure Letter, and to the adjacent yards, spur tracks and other rail facility appurtenances thereto (collectively, the "Rail Facilities") to permit the Company and its Subsidiaries to conduct rail freight operations on and over the Rail Facilities as such operations are conducted by the Company and its Subsidiaries on the date of this Agreement.  The individual parcels of land that constitute the Rail Facilities of each line are contiguous to each other, with no gaps or strips, from one end point of each line to the other end point of each such line. None of the Company or any of its Subsidiaries is a party to any Contract or subject to any Order that would deprive any of the Company or its Subsidiaries of the ability to operate substantially as the Company and its Subsidiaries operate over the Rail Facilities on the date of this Agreement, or that would deprive the Company and its Subsidiaries of the ability to serve directly all customers that may be served directly by them on the date of this Agreement.

(b)
The Company or one of its Subsidiaries owns, leases or has the legal right to use all assets, properties, and rights (whether real, personal or intangible, and including the Rail Facilities) (the "Railroad Assets") used in the conduct of the business of the Company and its Subsidiaries as currently conducted.  All the Railroad Assets material to the operation of the business of the Company and its Subsidiaries are in good operating condition and repair (subject to reasonable wear and tear) and are suitable for the purposes for which they are used.

Section 3.25	Certain Business Practices.

Since January 1, 2014, none of the Company or any of its Subsidiaries or any of their respective directors, officers, agents representatives or employees (in their capacity as directors, officers, agents representatives or employees) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the business of the Company and its Subsidiaries, (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, that is in any manner illegal under any Law of the United States or any other country having jurisdiction or (c) made any payment to any customer or supplier of the Company or any of its Subsidiaries or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the business of the Company and its Subsidiaries.

Section 3.26	No Other Representation or Warranty.

Except for the representations and warranties expressly set forth in this Article III, as qualified by the Company Disclosure Letter, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated hereby.  Neither the Company nor any other Person will have or be subject to any liability, except with respect to fraud, to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives or Affiliates, or Parent's, Merger Sub's or their Representatives' or Affiliates' use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in certain "data rooms" or management presentations in connection with Parent's and Merger Sub's consideration and review of the transactions contemplated hereby, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article III, as qualified by the Company Disclosure Letter.  Except for the representations and warranties contained in Article IV below, or in any certificates delivered by Parent in connection with the Closing, the Company acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

Article IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1	Organization and Good Standing.

Each of Parent and Merger Sub, (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not reasonably be expected to have a Parent Material Adverse Effect, (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not reasonably be expected to have a Parent Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2	Authority for Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement and the Plan of Merger or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.

Section 4.3	No Conflict; Required Filings and Consents.

(a)
The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent's certificate of incorporation or the Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.3(b) below have been obtained, and all filings described therein have been made, conflict with or violate any Law or Order applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations pursuant to, or result in the loss of any right or benefit to which Parent or any of its Subsidiaries is entitled under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

(b)
The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws or "blue sky" laws or the New York Stock Exchange, the HSR Act, the STB, the Federal Communications Commission and filing and recordation of the Articles of Merger as required by the RIBCA and such other consents, approvals, authorizations, permits, filings and notifications that would not reasonably be expected have a Parent Material Adverse Effect.

Section 4.4	Litigation.

(a)
There are no suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.

(b)	There is no Order outstanding against Parent or Merger Sub, or their respective businesses that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5	Financing.

(a)
Parent has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement on a timely basis, and to: (i) pay the aggregate Merger Consideration set forth in Section 1.4 and the consideration to be paid to the holders of Restricted Share Units, Options and other Company stock-based awards in accordance with Section 1.7, (ii) effect, as required, the repayment or refinancing of any outstanding Indebtedness that may become due and payable as a result of the Merger, (iii) pay any and all fees and expenses required to be paid by Parent and Merger Sub in connection with the Merger as contemplated hereunder and (iv) satisfy all of the other payment obligations of Parent and Merger Sub contemplated hereunder.  Neither Parent nor Merger Sub requires the approval or consent of any financing source to consummate the transactions contemplated by this Agreement.

Section 4.6	Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable prior to the Effective Time.

Section 4.7	Interim Operations of Merger Sub.

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has, and immediately prior to the Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 4.8	Ownership of Shares; Interested Shareholder.

(a)
Neither Parent nor any of its Subsidiaries, including Merger Sub, beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock or Company Preferred Stock, or is a party, or, except as contemplated by this Agreement and the Transaction Documents, will prior to the Closing Date become a party, to any contract, arrangement or understanding (other than this Agreement and the Transaction Documents) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock or Company Preferred Stock.

(b)
During the three years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby), neither Parent nor any of its Subsidiaries, including Merger Sub was an "interested shareholder" of the Company, as such term is defined in 7-5.2-3 of the Business Combination Act.

Section 4.9	Proxy Statement.

The information supplied by Parent for inclusion in the Proxy Statement to be sent to the Company Shareholders in connection with the Company Shareholders Meeting, at the date the Proxy Statement is first mailed to the Company Shareholders, and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company for the express purpose of being included in any of the foregoing documents.

Section 4.10	Solvency of the Surviving Corporation Following Merger.

As of the Effective Time, assuming (i) satisfaction of the conditions to Parent's obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company in this Agreement (without giving effect to any materiality or "Company Material Adverse Effect" qualifiers) and compliance by the Company with the covenants contained in this Agreement and (iii) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement, including payment of the aggregate Merger Consideration, repayment or refinancing of debt contemplated in this Agreement, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For the purposes of this Section 4.10, the term "Solvent", when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "fair saleable value" of the assets of such Person will, as of such date, exceed (i) the value of all "liabilities of such Person, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.11	No Other Representation or Warranty.

Except for the representations and warranties expressly set forth in this Article IV, neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent, Merger Sub, or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby. None of Parent, Merger Sub or any other Person will have or be subject to any liability or indemnification obligation, except with respect to fraud, to the Company or any other Person resulting from the distribution to the Company or its Representatives or Affiliates, or the Company's or its Representatives' or Affiliates' use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives or Affiliates in connection with the Company's consideration and review of the transactions contemplated hereby, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article IV. Except for the representations and warranties contained in Article III above, as qualified by the Company Disclosure Letter, or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

Article V.  COVENANTS

Section 5.1	Conduct of Business by the Company Pending the Merger.

(a)
The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use reasonable best efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other Persons with which the Company or any of its Subsidiaries has business relations that are material to the Company.

(b)
Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth in the applicable subsection of Section 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent, such approval not to be unreasonably withheld or delayed):

(i)
declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries' capital stock, other than regular quarterly dividends on Company Common Stock not in excess of $0.04 per share, and the regular annual dividend on Company Preferred Stock not in excess of $5.00 per share, in each case consistent with past practice and with declaration, record and payment dates consistent with the timing of declaration, record and payment dates in the most recent comparable prior year fiscal quarter or prior fiscal year, as applicable, prior to the date of this Agreement;

(ii)
adjust, split, combine, subdivide or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;

(iii)
repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, capital stock or interests in any of its Subsidiaries or any Company Stock Rights or Subsidiary Stock Rights (other than (A) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Equity Plans and (B) the acquisition by the Company of Company Common Stock in connection with the forfeiture of awards granted under Company Equity Plans);

(iv)
issue, deliver or sell any shares of its capital stock, capital stock or interests in any of its Subsidiaries or Company Stock Rights or Subsidiary Stock Rights, other than the issuance of shares of Company Common Stock (A) in accordance with the Anniversary Plan in amounts not to exceed the number of shares set forth in Section 3.3(b) of the Company Disclosure Letter, (B) upon the settlement of Options or vesting of Restricted Share Units outstanding as of the date of this Agreement in accordance with the terms thereof, or (C) upon conversion of the outstanding shares of Company Preferred Stock in accordance with its terms;

(v)	amend or otherwise change the Company Articles of Incorporation or Company Bylaws or equivalent organizational documents of the Company's Subsidiaries (whether by merger, consolidation or otherwise);

(vi)
(A) purchase an equity interest in any Person or any division or business thereof, or (B) purchase the assets of any Person or any division or business thereof, except for the purchase of inventory or other assets (pursuant to existing Contracts which have been made available to Parent prior to the date hereof) in the ordinary and usual course of business and in a manner consistent with prior practice, including in each such case any such action solely between or among the Company and its wholly-owned Subsidiaries;

(vii)
sell, lease, license, assign, transfer, abandon, mortgage, encumber, allow to lapse or otherwise dispose of or discontinue or fail to maintain any of its properties or assets (including capital stock of any Subsidiary of the Company) other than (A) sales or other dispositions of inventory or other assets (pursuant to existing Contracts which have been made available to Parent prior to the date hereof) in the ordinary and usual course of business and in a manner consistent with past practice, (B) leases, subleases or licenses of Owned Real Property and real property or tangible personal property leased by the Company or its Subsidiaries, in each case, in the ordinary and usual course of business and in a manner consistent with past practice, with a value that does not exceed $100,000 individually or $250,000 in the aggregate, (C) sales or other dispositions of real estate not utilized in the operations of the Company or its Subsidiaries with a value that does not exceed $100,000 individually or $250,000 in the aggregate, except for sales or dispositions pursuant to Contracts in existence on, and disclosed to Parent prior to, the date hereof, (D) sales of obsolete or written off assets in the ordinary and usual course of business and in a manner consistent with past practice for fair or reasonable value, (E) sales or other dispositions of assets utilized in the operations of the Company or its Subsidiaries the total value of which does not exceed $250,000 in the aggregate, except for sales or other dispositions pursuant to Contracts in existence on, and disclosed to Parent prior to, the date hereof, (F) sale of tax credits pursuant to Section 45G of the Code in the ordinary and usual course of business and in a manner consistent with past practice or (G) as set forth in Section 5.1(b)(vii) of the Company Disclosure Letter;

(viii)
pledge, encumber or otherwise subject to an Encumbrance (other than a Permitted Encumbrance) any of its shares of capital stock, Company Stock Rights, Subsidiary Stock Rights or properties or assets (including capital stock of any Subsidiary of the Company);

(ix)
incur (or modify in any material respect) any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any "keep well" or other agreement to maintain any financial statement condition of another person (collectively, "Indebtedness"), other than (A) Indebtedness incurred in the ordinary and usual course of business and in a manner consistent with past practice under the Company's existing credit facilities not in excess of $1.0 million in the aggregate and (B) construction loans, performance and completion guaranties and surety obligations incurred in connection with capital projects that are pending or contemplated on the date hereof and set forth on Section 5.1(b)(ix) of the Company Disclosure Letter and not in excess of $2.5 million in the aggregate;

(x)
make any loans, advances or capital contributions to, or investments in, any Person, or enter into any swap or hedging transaction or other derivative agreement, other than hedging transactions for fuel having a term of less than one year and entered into in the ordinary course of business consistent with past practices;

(xi)
except for claims and litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle, settle any suit, action, arbitration, investigation, claim or litigation, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of suits, actions, arbitrations, investigations, claims or litigations which, in any event (A) is consistent with past practice and solely for monetary damages for an amount not to exceed, for any such settlement individually, $250,000 or $500,000 in the aggregate or (B) would not be reasonably expected to prohibit or restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement;

(xii)	settle, compromise, release, forgive or cancel any Indebtedness or waive any material benefits, claims or rights of substantial value;

(xiii)	change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws;

(xiv)
grant any increases in the compensation of any of its directors, executive officers (as defined in Rule 3b-7 under the Exchange Act) or employees, except for (A) contractually mandated increases in the compensation of employees represented by applicable collective bargaining agreements and (B) increases in the compensation of non-executive-officer employees in the ordinary course of business consistent with past practice and which would not increase such Person's compensation in excess of 3% over such Person's prior year compensation;

(xv)
except as required by existing award agreements (including Restricted Share Units, Options, and change-in-control agreements), this Agreement, or as otherwise required by applicable Law (i) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, executive officer, employee or individual independent contractor, (ii) accelerate the time of payment or vesting of, the lapsing of restrictions or waiving of performance conditions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Benefit Plan, (iii) enter into, terminate or materially amend any Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a Benefit Plan if in effect on the date hereof), (iv) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan (other than a Multiemployer Plan) or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (v) forgive any loans to Company Employees;

(xvi)
hire any person to be employed by the Company or any Subsidiary or terminate the employment of any employee of the Company or any Subsidiary, other than (A) the firing of any Non-CBA Employee for "Cause" (as such term is defined in the Company's standard change-in-control agreement) or (B) the hiring or firing of any non-executive-officer employees in the ordinary course of business consistent with past practice;

(xvii)
make or change any material Tax election, settle or compromise any material Tax Liability, fail to file any material Tax Return when due, enter any closing agreement, file any materially amended Tax Return or surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability, except as required by applicable Law;

(xviii)
(A) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person, (B) modify or amend on terms materially adverse to the Company or any of its Subsidiaries or terminate any other Company Material Contract, Material Lease or Other Material Contract, or enter into any contract which if entered into prior to the date hereof would be a Company Material Contract, Material Lease  or Other Material Contract or (C) enter into, amend in any respect, modify in any respect or terminate or engage in any transactions with any executive officer or director of the Company or any of its Subsidiaries, any Person owning 5% or more of the Shares or any relative or Affiliate of any such Person;

(xix)
change the Company's methods or principles of accounting, except as required by concurrent changes in GAAP or Regulation S-X under the Exchange Act (or regulatory requirements with respect thereto) or the Company's independent accountants;

(xx)
take any action that would reasonably be expected to make any representation or warranty of the Company hereunder, or omit to take any action reasonably necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at, or as of any time before, the Effective Time;

(xxi)
make or authorize any capital expenditures, other than (A) capital expenditures up to an aggregate amount not greater than the amount set forth on Section 5.1(b)(xxi)(A) of the Company Disclosure Letter and otherwise consistent with the budget provided to Parent prior to the date hereof and (B) expenditures (whether accounted for as capital expenditures or operating expenses) required in connection with carrying out the terms and conditions of any grant set forth on Section 5.1(b)(xxi)(B) of the Company Disclosure Letter made to the Company by a Governmental Entity;

(xxii)	enter into any line of business other than the railway business;

(xxiii)
fail to use reasonable efforts to maintain or renew existing insurance policies or comparable replacement policies, or prejudice any rights of recovery under any insurance policy other than in the ordinary and usual course of business consistent with past practice;

(xxiv)
except for this Agreement, adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or file a petition in bankruptcy under the provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy against it under any similar applicable Law;

(xxv)	except as required by Law, enter into any collective bargaining agreement, or renew, terminate, extend or renegotiate any existing collective bargaining agreement;

(xxvi)	reorganize, restructure or combine any railroads or railroad operations if any such action would result in the Company or any of its Subsidiaries being classified as a Class II railroad by the STB;

(xxvii)	enter into any agreement, arrangement, understanding or transaction that is not on an arm's length basis;

(xxviii)	abandon or discontinue service over all or any portion of the Rail Facilities, or commence a regulatory proceeding to facilitate any such abandonment or discontinuance; and

(xxix)	authorize, commit or agree to take any of the actions described in this Section 5.1(b).

Section 5.2	Access to Information and Employees; Confidentiality.

(a)
From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, (i) afford the Representatives of Parent and Merger Sub, upon reasonable prior written notice, which shall be directed to the Company's General Counsel, reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and its Subsidiaries and (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request subject, however, to Antitrust Laws. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be obligated to provide any such access or information to the extent that doing so (i) would be reasonably likely to cause a waiver of an attorney-client privilege or loss of attorney work product protection, (ii) would constitute a violation of any applicable Law or (iii) would violate any agreement in effect on the date hereof with a third-party to which the Company or any of its Subsidiaries is a party (it being agreed that the parties shall use their reasonable best efforts to cause such access or information to be provided in a manner that does not cause such waiver, loss or violation including by making substitute arrangements). Neither Parent nor any of its Representatives shall be permitted to perform any onsite procedure (including any intrusive onsite environmental investigation), other than ordinary course operational visits for integration planning, with respect to any property of the Company or any of its Subsidiaries without the Company's consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)
Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent and Merger Sub shall hold, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided, however, that any use restrictions or other similar limitations set forth therein shall be inapplicable with respect to any of the transactions contemplated by this Agreement or any proposal, negotiations or actions by or on behalf of Parent related to this Agreement and the transactions contemplated hereby (including in response to a notice pursuant to Section 5.6).

(c)	No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 5.3	Reasonable Best Efforts to Consummate Merger; Notification.

(a)
Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including under, if applicable, the HSR Act, and from the STB); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental Third Parties; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

(b)
Without limiting the foregoing, each of Parent and the Company shall, as soon as possible but in any event within fifteen (15) Business Days of the date hereof, file with the STB the appropriate and necessary documentation for the approval or exemption, as the case may be, of the Merger and the transactions contemplated hereby. Parent also shall, as soon as possible following such filing, submit a form of voting trust agreement to the STB seeking a written informal opinion that the voting trust would insulate Parent from unauthorized control of the Company if (i) Parent has not received from the STB the approval or exemption, as the case may be, of the Merger and the transactions contemplated hereby before the Effective Time and (ii) the stock of the Surviving Corporation is placed into the voting trust immediately following the Effective Time.  Parent shall bear its own costs for the preparation of such filings and responding to any inquiries or information requests, if applicable, and Parent shall be responsible for the payment of any applicable filing fees. Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such approval or exemption, and (B) in keeping the other party reasonably informed of the status of any communications with, and any inquiries or requests for additional information from, the STB, regarding any of the transactions contemplated hereby. Subject to Section 5.3(c), Parent and the Company shall permit the Company and Parent, respectively, to review prior to filing, all documents proposed by Parent or Merger Sub or the Company, respectively, to be filed with the STB, any other Governmental Entity or any court to secure approval or exemption of the transactions contemplated hereby.

(c)
In addition to and without limiting the foregoing, Parent, Merger Sub and the Company shall cooperate with one another (i) in promptly determining whether any filings or other submissions are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under the HSR Act or any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company's business in connection with the consummation of the transactions contemplated by this Agreement, (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers, and (iii) in keeping the other party reasonably informed, including by providing the other party with a copy of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S. or foreign Governmental Entity, of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.

(d)
Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3 as "Antitrust Counsel Only Material." Such materials and the information contained therein shall be given only to the Antitrust Law outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel. Each of the Company and Parent shall direct their respective Antitrust Law outside counsels to comply with this Section 5.3. Notwithstanding anything to the contrary in this Section 5.3, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.

(e)
In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to (i) resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, and (ii) avoid or eliminate impediments under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Termination Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries' (including the Surviving Corporation's) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' (including the Surviving Corporation's) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing.

(f)
In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) against Parent, Merger Sub or the Company or any of their respective directors or officers by a Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate fully with each other, and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(g)
The Company shall promptly (and in any event within two (2) Business Days) notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any actions, suits, claims, litigations, investigations or proceedings, including any shareholder litigation, commenced, threatened or, to its Knowledge, contemplated against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, any of its or their officers or the Company Board of Directors, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, or that relate to this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company shall keep Parent reasonably informed with respect to the status thereof, including by promptly (and in any event within two (2) Business Days) providing Parent copies of all proceedings and correspondence relating to such action, suit, claim, litigation, investigation or proceeding. The Company shall reasonably consult with Parent with respect to (and allow Parent to participate in), and shall consider in good faith Parent's advice with respect to, the defense or settlement of any such action, suit, claim, litigation, investigation or proceeding, and no settlement, agreement to settle or action taken to settle thereof shall be agreed to without Parent's prior written consent.

Section 5.4	Proxy Statement.

(a)
As soon as practicable after execution of this Agreement (but in no event later than twenty (20) Business Days after the date of this Agreement), the Company shall, in consultation with Parent, prepare and file with the SEC, a proxy statement which shall (as amended or supplemented from time to time) constitute the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement as reasonably requested by the Company. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to the Proxy Statement, and the definitive Proxy Statement, with the SEC. Prior to filing or mailing the Proxy Statement, any proposed amendment of or supplement to the Proxy Statement or responding to any SEC comments on the Proxy Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document, which comments the Company shall consider in good faith and accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. If at any time prior to the Company Shareholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the Company Shareholders as promptly as possible the Proxy Statement and all other proxy materials for the Company Shareholders Meeting.

(b)	The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

Section 5.5	Company Shareholders Meeting.

As soon as practicable after the SEC clears the Proxy Statement, the Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Articles of Incorporation, the Company Bylaws and the rules of The NASDAQ Stock Market ("NASDAQ") to duly call, give notice of, convene and hold as soon as practicable (but in any event on or around the twentieth (20th) Business Day following the mailing of the Proxy Statement) the Company Shareholders Meeting for the purpose of considering and voting upon the approval of this Agreement and the Plan of Merger. Subject to the right of the Company Board of Directors to make an Adverse Recommendation Change under certain circumstances as specified in Section 5.6(b), to the fullest extent permitted by applicable Law, (i) the Company Board of Directors shall recommend approval of this Agreement, the Plan of Merger and the Merger by the Company Shareholders (the "Recommendation") and include such Recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to Parent, the Recommendation. Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Board of Directors to make an Adverse Recommendation Change under certain circumstances as specified in Section 5.6(b), take all lawful action to solicit from the Company Shareholders proxies in favor of the proposal to approve this Agreement, the Plan of Merger and the Merger and shall take all other action necessary or advisable to secure the Company Required Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders Meeting (i) after consultation with Parent, solely to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Shareholders or (ii) with the consent of Parent (such consent not to be unreasonably withheld), if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock or Company Preferred

Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting; provided, however, that (A) the Company Shareholders Meeting shall in no event be adjourned or postponed pursuant to clause (i) and (ii) of this sentence to a date that is more than 30 calendar days after the date on which the Company Shareholders Meeting was (or was required to be) originally scheduled without the prior written consent of Parent (solely with respect to clause (i), such consent not to be unreasonably withheld, conditioned or delayed) and (B) the record date shall not be changed without Parent's prior written consent.

Section 5.6	No Solicitation of Transactions.

(a)
The Company agrees that (i) it and its officers and directors shall not, (ii) its Subsidiaries and its Subsidiaries' officers and directors shall not and (iii) it shall cause its and its Subsidiaries' other Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal (other than contacting or engaging in discussions with the Person making a Takeover Proposal or its representatives for the sole purpose of clarifying such Takeover Proposal) or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to or that could reasonably be expected to lead to, any Takeover Proposal or (C) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in this Section 5.6(a). The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all then existing discussions and negotiations with any Person conducted theretofore with respect to any Takeover Proposal, shall terminate data room access of all such Persons and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to an unsolicited bona fide written Takeover Proposal, if the Company has not breached its obligations under this Section 5.6 and if the Company Board of Directors determines (x) after consultation with, and taking into account the advice of, its financial advisor and outside counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (y) after consultation with, and taking into account the advice of, its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may (and may authorize and permit its Subsidiaries, directors, officers, employees and Representatives to), subject to compliance with Section 5.6(d), (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (B) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

(b)
Neither the Company Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board of Directors or any such committee of this Agreement, the Plan of Merger or the Merger (or take any other action or make any other public statement inconsistent with such recommendation) or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an "Adverse Recommendation Change"), (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in Section 5.6(a) or (iii) authorize or commit to do any of the foregoing. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, and subject to compliance with this Section 5.6, the Company Board of Directors may, if, after consultation with, and taking into account the advice of, its outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, in response to a bona fide Takeover Proposal which did not result from a breach of Section 5.6 and which the Company Board of Directors has determined in good faith, after consultation with its financial advisor and its outside counsel, constitutes a Superior Proposal, (1) make an Adverse Recommendation Change or (2) cause or permit the Company to terminate this Agreement in order to enter into a definitive agreement regarding such Superior Proposal; provided, however, that the Company Board of Directors shall not make an Adverse Recommendation Change, and the Company may not terminate this Agreement pursuant to clause (2) above, until after the third Business Day following Parent's receipt of written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Company Board of Directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of (and documents relating to) any Superior Proposal (and the identity of the Person making such Superior Proposal) that is the basis of the proposed action by such Company Board of Directors and a statement that the Company Board of Directors intends to terminate this Agreement pursuant to Section 7.1(d) and during such three Business Day period, if requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives to, among other things, amend this Agreement and the Transaction Documents in such a manner that (i) any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (ii) the failure of the Company Board of Directors to make such Adverse Recommendation Change would no longer be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that (I) any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and a new three (3) Business Day period and (II) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Company Board of Directors shall take into account any changes to the financial or other terms of this Agreement and the other Transaction Documents proposed by Parent to the Company in response to a Notice of Superior Proposal or otherwise, and the Company Board of Directors at the end of the negotiation period, after consultation with outside legal counsel and its financial advisor, shall have in good faith reaffirmed its determination that such bona fide Takeover Proposal constitutes a Superior Proposal).

(c)
Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, and subject to compliance with this Section 5.6, the Company Board of Directors may, if, after consultation with, and taking into account the advice of, its outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law in response to an Intervening Event, make an Adverse Recommendation Change; provided, however, that the Company Board of Directors shall not make such an Adverse Recommendation Change until after the third Business Day following Parent's receipt of written notice (a "Notice of Intervening Event") from the Company advising Parent that the Company Board of Directors intends to take such action and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event, and during such three Business Day period, if requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives to, among other things, amend this Agreement and the Transaction Documents in such a manner that (i) the need for making such Adverse Recommendation Change is obviated and (ii) the failure of the Company Board of Directors to make such Adverse Recommendation Change would no longer be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that (I) any material change in respect of such Intervening Event shall require a new Notice of Intervening Event and a new three (3) Business Day period and (II) in determining whether to make an Adverse Recommendation Change, the Company Board of Directors shall take into account any changes to the financial or other terms of this Agreement and the other Transaction Documents proposed by Parent to the Company in response to a Notice of Intervening Event or otherwise).

(d)
In addition to the obligations of the Company set forth in Section 5.6(a), Section 5.6(b) and Section 5.6(c), the Company shall as soon as practicable (and in any event within two (2) Business Days) advise Parent orally and in writing of the receipt of any Takeover Proposal or any request for information or other inquiry that the Company reasonably believes could lead to any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal or request for information or other inquiry (including copies of any written proposal or inquiry related thereto) and the identity of the Person making any such Takeover Proposal or request for information or other inquiry. The Company shall, subject to the fiduciary duties of the Company Board of Directors under applicable Law, keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal or request for information or other inquiry (including any material changes thereto).

(e)
Nothing contained in this Section 5.6 or elsewhere in this Agreement shall prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state Law, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any "stop-look-and-listen" communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act or any similar disclosure to its shareholders if the Company Board of Directors determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its obligations under applicable Law; provided that it shall be an Adverse Recommendation Change unless the Company Board of Directors expressly publicly reaffirms the Recommendation in such disclosure or communication (other than a customary "stop-look-and-listen" communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act), it being understood, however, that clause (ii) of this Section 5.6(e) shall not be deemed to permit the Company Board of Directors to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 5.6(b) except, in each case, to the extent permitted by Section 5.6(b).

Section 5.7	Public Announcements.

The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling for a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order, the applicable rules of the securities exchange or market system on which the securities of Parent or the Company are listed or any listing agreement with such securities exchange or market system.

Section 5.8	Employee Benefit Matters.

(a)
For a period beginning at the Effective Time and continuing through December 31, 2017 (the "Continuation Period"), Parent shall or shall cause the Surviving Corporation to provide to the Company Employees who are employees of the Company or a Subsidiary at the Effective Time (collectively, the "Transferred Employees") and who remain employees of Parent, the Surviving Corporation or any of their Subsidiaries during the Continuation Period, (i) base salary, and annual incentive bonus opportunities that are no less favorable than the base salary and target bonus opportunities applicable to such Transferred Employees immediately prior to the Effective Time and (ii) employee benefits that are comparable in the aggregate to the employee benefits provided to such Transferred Employees immediately prior to the Effective Time, provided, however that for all purposes of this Section 5.8, Parent shall provide to any Transferred Employee who is represented for purposes of collective bargaining by any labor organization with the wages, hours and other terms and conditions of employment as provided for in any applicable collective bargaining agreement or pursuant to applicable Law.

(b)
During the Continuation Period, Parent shall provide each Transferred Employee who incurs an involuntary termination of employment without cause with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such employees would have been entitled with respect to such termination under the severance policies or agreements of the Company as in effect immediately prior to the Effective Time. Any such payments made pursuant to this Section 5.8 shall be credited towards any payments to such employees as required by any Law or any other applicable agreement.

(c)
As soon as possible but in any event within three (3) Business Days of the date hereof, the Company shall take all actions necessary to suspend the ESPP until the termination of this Agreement or the Effective Date (as applicable) and during such suspension, no payroll deductions shall be made, and the amount (if any) in a Participant's Stock Purchase Account (as such terms are defined in the ESPP) at the time of such suspension shall be distributed to the applicable Participant in accordance with section 11 of the ESPP.

(d)
From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Equity Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time and the transactions contemplated hereunder shall be deemed to constitute a "change in control," "change of control" or "corporate transaction" under such Company Equity Plans, arrangements or agreements.

(e)
The Company and its Subsidiaries, as applicable, shall be permitted to pay, at or prior to the Effective Time, bonuses based on services rendered through the Effective Time to such Transferred Employees and officers (whether or not such officers qualify as Transferred Employees) and in such amount(s) as the Company Board of Directors may determine in its sole discretion, provided the aggregate amount of such bonuses shall not exceed $350,000.

(f)
Parent shall, or shall cause the Surviving Corporation or Parent's or the Surviving Corporation's Subsidiaries, as applicable, to, give Transferred Employees full credit for such Transferred Employees' service with the Company and its Subsidiaries for purposes of eligibility and vesting, but not for purposes of benefit accruals (except for vacation and severance), under any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which a Transferred Employee participates to the same extent recognized by the Company immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(g)
Parent shall, or shall cause the Surviving Corporation or Parent's or the Surviving Corporation's Subsidiaries, as applicable, to use reasonable best efforts to (i) waive any preexisting condition limitations otherwise applicable to Transferred Employees and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Transferred Employees may be eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees as of the Effective Time under the analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Transferred Employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the plan year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Transferred Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Transferred Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(h)
Notwithstanding any other provision of this Agreement, no current or former employee, director or individual independent contractor or any individual associated therewith shall be regarded for any purposes as a third party beneficiary of this Agreement. Nothing contained herein, express or implied, is intended to confer upon any Transferred Employee or any other Person any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or the right to employment or continued employment with Parent, the Surviving Corporation or any of its or their Subsidiaries or Affiliates for any period by reason of this Agreement. No provision of this Section 5.8 constitutes an employment agreement or an amendment to or adoption of any employee benefit plan of or by Parent, the Surviving Corporation or any of their Subsidiaries or Affiliates or shall alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries or Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them in accordance with the terms of such plan, program, agreement or arrangement and applicable Law. Following the Effective Time, nothing contained in this Section 5.8 shall interfere with Parent, the Surviving Corporation or any of their Subsidiaries' or Affiliates' right to terminate the employment of any employee for any reason.

Section 5.9	Directors' and Officers' Indemnification and Insurance.

(a)
From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries (the "Indemnified Parties") for acts or omissions related to such Indemnified Party's service as a director or officer of the Company or its Subsidiaries occurring at or prior to the Effective Time to the fullest extent permitted by the RIBCA or any other applicable Law or provided under the Company Articles of Incorporation and the Company Bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

(b)
From the Effective Time and for a period of six (6) years thereafter, Parent shall or shall cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available or delivered to Parent) on terms with respect to such coverage and amount no less favorable than those of such current insurance coverage; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance, which annual premiums currently paid are set forth on Section 5.9(b) of the Company Disclosure Letter (the "Maximum Premium"); and provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, however, that at Parent's option in lieu of the foregoing insurance coverage, the Company shall purchase prior to the Effective Time six (6) year "tail" insurance coverage that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium.

(c)
Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles or certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement and furnished to Parent prior to the date hereof shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Articles of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the RIBCA during such period.

(d)
This Section 5.9 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties. The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(e)
In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.9. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.9.

Section 5.10	No Control of the Other Party's Business.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

Section 5.11	Anti-Takeover Statutes.

If any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby) or any other Transaction Document (including the transactions contemplated thereby), each of the Company and Parent and their respective boards of directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.12	Resignation of Directors.

At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and the Chief Executive Officer of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each Subsidiary of the Company, in each case, effective at the Effective Time.

Section 5.13	Credit Agreement Matters.

Not later than three (3) Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent copies of payoff letters, in form reasonably acceptable to Parent, from the lenders under the Company's existing credit facilities and shall make arrangements for the release of all Encumbrances and other security over the Company's and its Subsidiaries' properties and assets securing its obligations under its existing credit facilities and any historic credit facilities or other historic financing (to the extent Encumbrances under such historic facilities or other financing have not previously been released), prior to the Effective Time.

Section 5.14	Stock Exchange De-Listing.

Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable de-listing by the Surviving Corporation of the Company Common Stock from The NASDAQ Stock Market LLC as promptly as practicable after the Effective Time and deregistration of the Company Common Stock under the Exchange Act as soon as practicable following the Effective Time.

Section 5.15	FCC Radio License.

Parent and the Company shall cooperate to obtain the consent of the United States Federal Communications Commission (the "FCC") pursuant to 47 U.S.C. § 310(d) and 47 C.F.R. § 1.948 for the transfer of control of the radio license authorization held by the Company under the call signs set forth in Section 5.15 of the Company Disclosure Letter.  Promptly following execution of this Agreement, but not later than ten (10) Business Days after the date hereof, the Company shall initiate the electronic filing of FCC Form 603, "FCC Application for Assignments of Authorization or Transfers of Control," through the FCC's Universal Licensing System, and shall be responsible for the filing fees associated with such application.
Section 5.16	Affiliate Agreements.

All agreements and transactions to which the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than the Company or its Subsidiaries), any immediate family member of such Affiliate or any holder of more than 5% of the Company Common Stock or the Company Preferred Stock, on the other hand, are parties (each, an "Affiliate Agreement"), other than those set forth on Section 5.16 of the Company Disclosure Letter, shall be terminated without payment or incurrence of any liability or obligation by the Company at and as of the Effective Time, and evidence thereof with respect to any such Affiliate Agreement that does not terminate in accordance with its terms, in form reasonably acceptable to Parent, shall have been delivered to Parent.
Article VI.  CONDITIONS PRECEDENT

Section 6.1	Conditions to Each Party's Obligation to Effect the Merger.

The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)	Company Shareholder Approval. The Company Required Vote shall have been obtained.

(b)
No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

(c)
Proceedings. There shall not have been instituted or pending any action or proceeding by any Governmental Entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or seeking to obtain material damages with respect to the Merger.

(d)
STB. Either (i) final approval or authorization of, or exemption by, the STB with respect to the transactions contemplated hereby shall have been obtained, and neither the STB nor any other Governmental Entity shall have imposed any conditions or obligations on the transactions contemplated by this Agreement (other than immaterial conditions or obligations and labor protective conditions required by 49 U.S.C. §11326) or (ii) if the STB has not issued a decision approving, authorizing or exempting the transactions (or denying the requested approval, authorization or exemption), then the STB has provided Parent with a written informal opinion that the proposed voting trust would insulate Parent from unauthorized control of the Company between the Effective Time and receipt of final STB approval, authorization or exemption, as the case may be, with respect to the transactions contemplated thereby.

(e)
HSR Act and Foreign Law Requirements. The applicable waiting periods, together with any extensions thereof, under the HSR Act (if applicable), and any other applicable pre-clearance or similar approval requirement of any foreign competition Law shall have expired or been terminated.

Section 6.2	Additional Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)
Representations and Warranties. The representations and warranties of the Company (A) set forth in Section 3.1, Section 3.2, Section 3.9(b)(ii), and Section 3.17 shall be true and correct as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, (B) set forth in Section 3.3(a), Section 3.3(b) and Section 3.12 shall be true and correct at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date except for de minimis inaccuracy and (C) set forth in any other Section of this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties in this clause (C) to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(b)
Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate signed by an executive officer of the Company to that effect.

Section 6.3	Additional Conditions to Obligation of the Company.

The obligation of the Company to effect the Merger on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)
Representations and Warranties. The representations and warranties of Parent shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifiers) at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b)
Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate signed by an executive officer of Parent to that effect.

Article VII.  TERMINATION, AMENDMENT AND WAIVER

Section 7.1	Termination.

 This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):

(a)	by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b)
by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action, or there exists any Law, in each case, permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used reasonable best efforts to remove such Order or reverse such action;

(c)	by either Parent or the Company, if at the Company Shareholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained;

(d)
by the Company, in accordance with Section 5.6(b) if (i) the Company executes a definitive agreement with respect to such Superior Proposal substantially concurrent with the termination of this Agreement and (ii) the Company substantially concurrent with the termination of this Agreement pays to Parent the Company Termination Fee;

(e)
by Parent if (i) the Company Board of Directors shall have made any Adverse Recommendation Change (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person solely to the extent permitted by Section 5.6(a) of this Agreement, or the disclosure of such facts solely to the extent permitted by Section 5.6(a) of this Agreement, shall not be deemed in and of itself an Adverse Recommendation Change), (ii) the Company Board of Directors shall have failed to include in the Proxy Statement when mailed, the Recommendation, (iii) the Company Board of Directors shall have recommended to the Company Shareholders that they approve or accept a Superior Proposal, (iv) the Company shall have authorized, entered into, or publicly announced its intention to enter into, an Acquisition Agreement with respect to a Takeover Proposal (other than a confidentiality agreement solely to the extent permitted by Section 5.6(a) of this Agreement) or a Superior Proposal, (v) the Company shall have breached or failed to perform in any material respect its obligations or agreements contained in Section 5.6, or (vi) a Takeover Proposal has been publicly announced and the Company Board of Directors shall have either (A) failed to issue a press release that expressly reaffirms its Recommendation or (B) failed to publicly reaffirm the Recommendation at the Company Shareholders Meeting, in either such case, within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation;

(f)
by Parent or the Company, if the Merger shall not have been consummated prior to December 31, 2016; provided, however, that neither party may terminate this Agreement pursuant to this Section 7.1(f) until February 28, 2017, if the only condition (other than those conditions that by their nature are to be satisfied at the Closing) set forth in Article VI not satisfied as of December 31, 2016, is Section 6.1(d) (such applicable date, the "Outside Termination Date"); provided, further, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(g)
by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date, and (ii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after the date of delivery of such notice of breach, and (y) the Outside Termination Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured, or if Parent shall have materially breached this Agreement); and

(h)
by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date, and (ii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after the date of delivery of such notice of breach, and (y) the Outside Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured, or if the Company shall have materially breached this Agreement).

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), or (h) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

Section 7.2	Fees and Expenses.

(a)
Expense Allocation. Except as otherwise specified in this Section 7.2, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

(b)
Company Termination Fee. If (A)(i) this Agreement is terminated by the Company pursuant to Section 7.1(d), (ii) this Agreement is terminated by Parent pursuant to Section 7.1(e), or (iii) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(c) or Section 7.1(f) or by Parent pursuant to Section 7.1(g) and in the case of this clause (A)(iii), (x) at any time after the date of this Agreement and prior to such termination, a Takeover Proposal shall have been made or communicated to the senior management or the Company Board of Directors or shall have been publicly announced or publicly made known to the shareholders of the Company, and (y) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, publicly made known or publicly announced), then (B) the Company shall pay Parent, as liquidated damages and not as a penalty, the Company Termination Fee by wire transfer of immediately available funds (1) concurrently with the termination, in the case of the preceding clause (A)(i), (2) as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of clause (A)(ii) and (3) upon the earlier of the Company entering into an agreement providing for such Takeover Proposal or the consummation of such Takeover Proposal in the case of clause (A)(iii). For purposes of Section 7.2(b)(A)(iii) only, the definition of "Takeover Proposal" shall be modified such that all references to "20% or more" shall be deemed references to "more than 50%".

(c)
This Agreement may only be enforced against, and any claims or causes of action that may be based upon or arise out of this Agreement may only be made against, the entities that are expressly identified as parties hereto.

Section 7.3	Effect of Termination.

In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (i) the provisions of Section 5.2(b), Section 7.2, this Section 7.3 and Article VIII shall survive termination and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement or for fraud. For purposes of this Agreement, "willful or intentional breach" shall mean a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party with the knowledge (actual or constructive) that the omission or taking or causing of such act would, or would reasonably be expected to, cause a breach of this Agreement.

Section 7.4	Amendment.

This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Articles of Merger (including the Plan of Merger) with the Rhode Island Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made which by Law requires the further approval of the Company Shareholders without such further approval. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.5	Extension; Waiver.

At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Article VIII.  GENERAL PROVISIONS

Section 8.1	Nonsurvival of Representations and Warranties.

 None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided that this Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 8.2	Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) or e-mail transmission (providing confirmation of email transmission is obtained and a confirmatory copy is sent by overnight courier) at the following addresses, fax numbers or email (or at such other address, fax number or email for a party as shall be specified by like notice):

if to Parent or Merger Sub, to
Genesee & Wyoming Inc.
20 West Avenue
Darien, Connecticut 06820
Attn: General Counsel
Fax: 203-656-1092

with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Anthony F. Vernace
Phone: 212-455-2000
Fax:  212-455-2502
E-mail: avernace@stblaw.com

if to the Company, to
Providence and Worcester Railroad Company
75 Hammond Street
Worcester, Massachusetts 01610
Attn:    General Counsel
Phone: 508-755-4000
E-mail: crennick@pwrr.com

with a copy to:
Hinckley, Allen & Snyder, LLP
100 Westminster Street, Suite 1500
Attn: Stephen J. Carlotti
Phone:  401-4577-5130
Fax:  401-277-9600
Email: scarlotti@hinckleyallen.com

Section 8.3	Interpretation.

When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article or Section of, or Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereby" refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 8.4	Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

Section 8.5	Entire Agreement; No Third-Party Beneficiaries.

This Agreement (including the Plan of Merger), the Voting Agreement and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (ii) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) the Persons intended to benefit from the provisions of Section 5.9 (Directors' and Officers' Indemnification and Insurance), each of whom shall have the right to enforce such provisions directly, (b) the right of the Company on behalf of the Company Shareholders to pursue damages in the event of Parent's or Merger Sub's willful or intentional breach of this Agreement (a claim with respect to which shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of the Company Shareholders) and (c) the right of the Company security holders to receive the Merger Consideration to which such holder is entitled pursuant to Article I and (as applicable) the payments contemplated by Section 1.7 hereof after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred pursuant to Articles I and II).

Section 8.6	Governing Law.

EXCEPT TO THE EXTENT THAT THE INTERNAL LAWS OF THE STATE OF RHODE ISLAND APPLY IN RESPECT OF THE PROCEDURAL ASPECTS OF THE MERGER THAT ARE SET FORTH IN ARTICLE I OF THIS AGREEMENT, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.7	Assignment.

 Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub's rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8	Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Rhode Island, without proof of actual damages and without any requirement to provide any bond or other security, this being in addition to any other remedy to which they are entitled at Law or in equity. Notwithstanding the foregoing, the parties hereby further acknowledge and agree that prior to the termination of this Agreement, the Company shall be entitled to seek specific performance to cause Parent to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, if, but only if, (A) all conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied at the Closing so long as such conditions would be satisfied if the Closing Date were the date on which the Company is seeking specific performance) have been satisfied, and (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2.

Section 8.9	Consent to Jurisdiction; Venue.

(a)
Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Rhode Island and to the jurisdiction of the United States District Court for the District of Rhode Island for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Rhode Island state or federal court sitting in the State of Rhode Island. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)
Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 8.10	Waiver of Trial by Jury.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH

PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the provisions of Article VII, including the remedies, and limitations thereon, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party's rights hereunder or increases a party's liability or obligations hereunder.

Article IX.   CERTAIN DEFINITIONS

"Acquisition Agreement" shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal.

"Affiliate" of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

"Anniversary Plan" shall mean the Company's Anniversary Stock Plan, as amended by the First Amendment thereto dated as of July 30, 2003.

"Antitrust Law" shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, antitrust Laws of countries other than the United States, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

"Articles of Merger" shall mean the articles of merger with respect to the Merger, containing the provisions (including the Plan of Merger) required by, and executed in accordance with, the RIBCA.

"Book-Entry Share" shall mean each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

"Business Combination Act" means Title 7, Chapter 5.2 of the General Laws of Rhode Island, 1956, Reenactment of 1999.

"Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Providence, Rhode Island or New York, New York are authorized or obligated by Law or executive order to be closed.

"Certificate" shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

"Closing" shall mean the closing of the Merger, as contemplated by Section 1.2.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Company 10-K" shall mean the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

"Company 2015 Equity Plan" shall mean the Company's 2015 Equity Incentive Plan, as amended to the date of this Agreement.

"Company Articles of Incorporation" shall mean the Restated Articles of Incorporation of the Company as in effect as of the date hereof.

"Company Balance Sheet" shall mean the consolidated balance sheet of the Company as of December 31, 2015 and the footnotes thereto set forth in the Company 10-K.

"Company Bylaws" shall mean the Amended and Restated Bylaws of the Company as amended and restated and as in effect as of the date hereof.

"Company Disclosure Letter" shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent on or prior to the date hereof.

"Company Equity Plans" shall mean the Company's 2015 Equity Plan, the 1992 Stock Option Plan, the Anniversary Plan and the ESPP, each as amended to the date of this Agreement.

"Company Financial Advisor" shall mean BMO Capital Markets Corp. (successor to Greene Holcomb Fisher Inc.)

"Company Financial Statements" shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

"Company Knowledge Person" shall mean the Persons set forth in Section 9.1 of the Company Disclosure Letter.

"Company Material Adverse Effect" shall mean, with respect to the Company, any Effect that, individually or taken together with all other Effects, is or is reasonably expected to (i) be materially adverse to the business, results of operations, financial condition, assets or Liabilities of the Company and its Subsidiaries, taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect pursuant to the foregoing clause (i): (A) any change in the Company's stock price or trading volume (provided that such exclusion shall not apply to the Effect giving rise or contributing to such change), (B) any failure by the Company to meet revenue or earnings projections (provided that such exclusion shall not apply to the underlying Effect that may have contributed to such failure to meet any such projections), (C) any Effect that results from changes affecting the railroad industry generally, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or capital market conditions, or any Effect that results from acts of war or terrorism or natural disasters, in each case except to the extent such changes, acts or disasters, disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to the other freight railroad companies operating in the United States, (D) any Effect caused by the announcement or pendency of the Merger, (E) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein; provided, that this clause (E) shall not apply to any representation or warranty set forth in Section 3.5, (F) changes in any applicable accounting regulations or principles or the interpretations thereof, in each case, except to the extent the foregoing disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to the other freight railroad companies operating in the United States, or (G) in and of itself, the commencement of any suit, action or proceeding (provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such action, suit or proceeding).

"Company Permits" shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities required to own, lease and operate their properties and lawfully conduct the businesses of the Company and its Subsidiaries as currently conducted, including, all authorizations and approvals of the STB with respect to tracks over which the Company is operating as a common carrier railroad.

"Company Reports" shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2013.

"Company Required Vote" shall mean the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, each voting separately as a class, in favor of approval of this Agreement and the Plan of Merger.

"Company Shareholders Meeting" shall mean a meeting of the Company Shareholders to be called to consider the Merger.

"Company Stock Rights" shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

"Company Termination Fee" shall mean $3,785,000.

"Company Transaction Expenses" shall mean all fees, costs, expenses and disbursements incurred, payable or paid at or prior to Closing by or on behalf of any of the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, including the fees and expenses of any legal counsel, accountants or other professional advisors (including the Company Financial Advisor).

"Confidentiality Agreement" shall mean the Confidentiality Agreement between the Company and Parent dated April 3, 2016.

"Contract" shall mean any loan, guarantee of indebtedness or credit agreement, debenture, note, bond, mortgage, indenture, guarantee, license, deed of trust, lease, purchase or sale order or other contract, commitment, agreement, instrument, binding obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether written or oral (each, including all amendments, modifications, supplements or restatements thereto).

"Dissenter Shares" shall mean Preferred Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and makes a proper demand for payment of the fair value of such Preferred Shares pursuant to, and who complies in all respects with, the provisions of Part 12.

"Effect" shall mean any occurrence, condition, change, event, effect, development or circumstance.

"Encumbrance" shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

"Environmental Laws" shall mean any Laws or any agreement with any Governmental Entity or other third party, relating to the environment, any hazardous or toxic substance, waste or material, or the effect of any of the foregoing on human health and safety.

"Environmental Permits" shall mean all permits, licenses, franchises, certificates, approvals, registrations and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ESPP" shall mean the Company's Employee Stock Purchase Plan originally adopted as of April 1, 1997, as in effect on the date hereof.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"GAAP" shall mean United States generally accepted accounting principles in effect from time to time.

"Governmental Entity" shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including any taxing authority and the United States Railroad Retirement Board.

 "Hazardous Substance" shall mean (i) petroleum and petroleum by-products, asbestos or asbestos-containing materials, radioactive materials, medical or infectious wastes, or polychlorinated biphenyls, and (ii) any other material, substance or waste that is prohibited, limited or regulated under, or that can give rise to liability under, any Environmental Law.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

"Intervening Event" shall mean any positive event, fact, circumstance, development or occurrence with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries, in each case that is material to the Company and its Subsidiaries taken as a whole, and which is unknown and not reasonably foreseeable to the Company Board of Directors as of or prior to the date of this Agreement or, if known, the consequences of which are not known and reasonably foreseeable to the Company Board of Directors as of the date of this Agreement, and that becomes known prior to obtaining the Company Required Vote; provided that the receipt by the Company of a Takeover Proposal or a Superior Proposal shall not be deemed to constitute an Intervening Event.

"IRS" shall mean the Internal Revenue Service.

"Knowledge," or any similar expression, shall mean, with respect to the Company, the actual knowledge of any Company Knowledge Person.

"Law" shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law or other legally enforceable requirement of any Governmental Entity, including any judicial or administrative interpretation thereof.

"Liabilities" shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

"Non-CBA Employee" shall mean an employee of the Company whose terms of employment are not governed by a collective bargaining agreement to which the Company is a party.

"Order" shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

"Other Material Contract" shall mean (i) any lease, sublease or similar contract with respect to personal property that, individually, results in revenue or generates expenditure in excess of $250,000 for the prior fiscal year or that relates to at least 1,000 car loads per year; (ii) any contract containing restrictions (including "interchange commitments", as such term is defined in the regulations of the STB) on the right of the Company or any of its Subsidiaries (or which, following Closing would contain restrictions that would purport to restrict the ability of Parent or its Affiliates) to (w) operate in any geographic area, (x) engage in any business or in any activities competitive with any Person, (y) solicit customers or suppliers anywhere in the world, or (z) solicit or hire any employee or consultant, other than restrictions that are part of the terms and conditions of any "requirements" or similar agreement under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person; (iii) any contract under which the Company or any of its Subsidiaries has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company or a wholly-owned Subsidiary of the Company) or any other note, bond, debenture or other evidence of Indebtedness of the Company or any of its Subsidiaries (other than in favor of the Company or a wholly-owned Subsidiary of the Company), or has directly or indirectly guaranteed such Indebtedness of any Person, in any such case that, individually, is in excess of $250,000; (iv) any contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries) in excess of $250,000; (v) any contract that has an aggregate future liability to any Person (including any employment contract, consulting agreement, agreement for services, bonus agreement, or severance agreement with any officer, director or employee of the Company or its Subsidiaries) in excess of $250,000 in any future fiscal year and is not terminable by the Company or its Subsidiary by notice of not more than 60 days without cost (other than acquisition of inventory in the ordinary and usual course of business consistent with past practice); (vi) any contract that provides the Company or its Subsidiaries rights as to operation, management or control of a partnership, joint venture or similar arrangement, unless immaterial to the Company and its Subsidiaries, taken as a whole; (vii) any contract that relates to any acquisition of a business by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has any material continuing "earn out" or other contingent or fixed payment obligations; (viii) any contract pursuant to which the Company generated in excess of $250,000 during the prior fiscal year and the Company reasonably expects will generate in excess of $250,000 during the current fiscal year; (ix) any operating agreement, trackage rights agreement or haulage rights agreement; (x) contracts that are settlement or similar contracts with any Governmental Entity or that are any other settlement or similar contracts pursuant to which the Company or any of its Subsidiaries are obligated to pay consideration after the date of this Agreement in excess of $250,000; and (xi) any collective bargaining agreement or other agreement with any labor union.

"Parent Bylaws" shall mean Parent's Bylaws as in effect as of the date hereof.

"Parent Material Adverse Effect" shall mean, with respect to Parent or Merger Sub, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

"Part 12" shall mean Part 12 (Sections 7-1.2 and 7-1.2-1202) of the RIBCA.

"Paying Agent" shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent to act as paying agent for payment of the Merger Consideration.

"Person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

"Proxy Statement" shall (unless otherwise specified herein) mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Shareholders in connection with the Company Shareholders Meeting.

"Representatives" shall mean officers, directors, employees, auditors, attorneys and financial advisors (including, with respect to the Company, the Company Financial Advisor) and other agents or advisors.

"Rhode Island Secretary" shall mean the Secretary of State of the State of Rhode Island and Providence Plantations.

"SEC" shall mean the Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"STB" shall mean the Surface Transportation Board and its predecessor the Interstate Commerce Commission.

"Subsidiary" of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.

"Subsidiary Stock Rights" shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

"Superior Proposal" shall mean any bona fide unsolicited Takeover Proposal that if consummated would result in a Third Party (or the shareholders of such Third Party) owning, directly or indirectly, (a) 50% or more of the Company Common Stock and Company Preferred Stock (or securities of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity) or (b) 50% or more of the assets (based on the fair market value thereof, as determined by the Company Board of Directors in good faith) of the Company and its Subsidiaries, taken as a whole, which, in either case, the Company Board of Directors determines (after consultation with, and taking into account the advice of, its financial advisor and outside counsel), would be more favorable to the shareholders of the Company from a financial point of view than the Merger taking into account all legal, financial (including the financing terms thereof), regulatory and other aspects of such offer and the likelihood and timing of consummation.

"Surviving Corporation" shall mean the corporation surviving the Merger.

"Takeover Proposal" shall mean any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 20% or more of the assets (including capital stock of the Subsidiaries of the Company) (based on the fair market value thereof, as determined by the Company Board of Directors in good faith) of the Company and its Subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding shares of Company Common Stock or Company Preferred Stock, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 20% or more of the outstanding shares of Company Common Stock or Company Preferred Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 20% or more of the Company Common Stock or Company Preferred Stock (or securities of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity), other than, in each case, the transactions contemplated by this Agreement.

"Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, social security or tax relating to compensation or benefits provided to employees (including pursuant to the United States Railroad Retirement Board), or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity and any liability for any of the foregoing as transferee.

"Tax Return" shall mean any return, report, information, filing, document or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

"Third Party" shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

"Transaction Documents" shall mean this Agreement, the Voting Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by this Agreement.

[Signature Page Follows]

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GENESEE & WYOMING INC.

By: /s/ Timothy J. Gallagher
Name: Timothy J. Gallagher
Title: Chief Financial Officer

PULLMAN ACQUISITION SUB INC.

By: /s/ Thomas D. Savage
Name: Thomas D. Savage
Title: President

[SIGNATURE PAGE TO MERGER AGREEMENT]

PROVIDENCE AND WORCESTER RAILROAD COMPANY

By: /s/ Robert H. Eder
Name: Robert H. Eder
Title: Chairman of the Board and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX I
Index of Defined Terms

Defined Term	Location

Acquisition Agreement	Article IX
Adverse Recommendation Change	Section 5.6(b)
Affiliate	Article IX
Agreement	Preamble
Anniversary Plan	Article IX
Antitrust Law	Article IX
Articles of Merger	Article IX
Benefit Plan	Section 3.13(a)
Book-Entry Share	Article IX
Business Combination Act	Article IX
Business Day	Article IX
Certificate	Article IX
Closing	Article IX
Closing Date	Section 1.2
Code	Article IX
Company	Preamble
Company 10-K	Article IX
Company 2015 Equity Plan	Article IX
Company Articles of Incorporation	Article IX
Company Balance Sheet	Article IX
Company Board of Directors	Recitals
Company Bylaws	Article IX
Company Common Stock	Section 1.4(a)
Company Disclosure Letter	Article IX
Company Employee	Section 3.13(a)
Company Equity Plans	Article IX
Company Financial Advisor	Article IX
Company Financial Statements	Article IX
Company Knowledge Person	Article IX
Company Material Adverse Effect	Article IX
Company Material Contract	Section 3.22(a)
Company Permits	Article IX
Company Preferred Stock	Section 1.4(a)
Company Reports	Article IX
Company Required Vote	Article IX
Company Shareholders	Recitals
Company Shareholders Meeting	Article IX
Company Stock Rights	Article IX
Company Termination Fee	Article IX
Company Transaction Expenses	Article IX
Confidentiality Agreement	Article IX
Continuation Period	Section 5.8(a)
Contract	Article IX
Converted Shares	Section 1.4(a)

Dissenter Shares	Article IX
DOJ	Section 5.3(c)
Effect	Article IX
Effective Time	Section 1.3
Encumbrance	Article IX
Environmental Laws	Article IX
Environmental Permits	Article IX
ERISA	Article IX
ERISA Affiliate	Section 3.13(c)
ESPP	Article IX
Exchange Act	Article IX
Exchange Fund	Section 2.1
FCC	Section 5.15
Filed SEC Documents	Article III
Financing	Section 4.5(a)
FTC	Section 5.3(c)
GAAP	Article IX
Governmental Entity	Article IX
Hazardous Substance	Article IX
HSR Act	Article IX
Indebtedness	Section 5.1(b)(ix)
Indemnified Parties	Section 5.9(a)
Intellectual Property Rights	Section 3.15
Intervening Event	Article IX
IRS	Article IX
Knowledge	Article IX
Law	Article IX
Letter of Transmittal	Section 2.2(a)
Liabilities	Article IX
Material Leases	Section 3.22(a)
Maximum Premium	Section 5.9(b)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 1.4(b)
Merger Sub	Preamble
Multiemployer Plan	Section 3.13(c)
NASDAQ	Section 5.5(a)
Non-CBA Employee	Article IX
Notice of Superior Proposal	Section 5.6(b)
Options	Section 1.7(a)
Order	Article IX
Other Material Contract	Article IX
Other Real Property Interests	Section 3.11(b)
Outside Termination Date	Section 7.1(f)
Owned Real Property	Section 3.11(b)
Parent	Preamble
Parent Bylaws	Article IX
Parent Credit Agreement	Section 4.5(a)
Parent Material Adverse Effect	Article IX
Part 12	Article IX

Paying Agent	Article IX
Permitted Encumbrances	Section 3.11(b)
Permitted Investments	Section 2.1
Person	Article IX
Plan of Merger	Recitals
Preferred Certificate	Section 1.4(a)
Preferred Shares	Section 1.4(a)
Proxy Statement	Article IX
Rail Facilities	Section3.24(a)
Railroad Assets	Section 3.24(b)
Representatives	Article IX
Restricted Share Unit	Section 1.7(b)
Rhode Island Secretary	Article IX
RIBCA	Recitals
SEC	Article IX
Securities Act	Article IX
Shares	Section 1.4(b)
STB	Article IX
Subsidiary	Article IX
Subsidiary Stock Rights	Article IX
Superior Proposal	Article IX
Surviving Corporation	Article IX
Takeover Proposal	Article IX
Tax	Article IX
Tax Return	Article IX
Taxes	Article IX
Third Party	Article IX
Title IV Plan	Section 3.13(a)
Transaction Documents	Article IX
Transferred Employees	Section 5.8(a)
Trusts	Recitals
Voting Agreement	Recitals
WARN Act	Section 3.14(b)

EXHIBIT A

PLAN OF MERGER

This PLAN OF MERGER, dated as of August 12, 2016 (this "Plan of Merger"), provides for the merger of Pullman Acquisition Sub Inc., a Rhode Island corporation ("Merger Sub") with and into Providence and Worcester Railroad Company, a Rhode Island corporation (the "Company"), with the Company surviving the Merger. The Company and Merger Sub are sometimes referred to in this Plan of Merger individually as a "Merging Corporation" and collectively as the "Merging Corporations."
RECITALS

WHEREAS, the Merging Corporations, Genesee & Wyoming Inc., a Delaware corporation and sole shareholder of Merger Sub ("Parent"), have entered into a Merger Agreement dated as of the date hereof (the "Agreement");
WHEREAS, the board of directors of each Merging Corporation has determined that it is advisable and in the best interests of such Merging Corporation's shareholders that Merger Sub be merged with and into the Company on the terms and subject to the conditions set forth in the Agreement, and the board of directors of each Merging Corporation has (1)  approved and declared advisable the Agreement, the transactions contemplated thereby, including the Merger, and this Plan of Merger, (2) directed that the Agreement and this Plan of Merger be submitted to such Merging Corporation's shareholders for approval, and (3) recommended that such Merging Corporation's shareholders approve the Agreement and this Plan of Merger; and
WHEREAS, on the terms and subject to the requisite approval of the Agreement and this Plan of Merger by the shareholders of each Merging Corporation and the other conditions set forth in the Agreement and this Plan of Merger, Merger Sub shall merge with and into the Company, in accordance with the Rhode Island Business Corporation Act (the "RIBCA"), with the Company as the surviving corporation.
WITNESSETH

1. The Merger.  On the terms and conditions set forth in the Agreement and this Plan of Merger, and in accordance with the RIBCA, Merger Sub shall be merged with and into the Company (the "Merger"), pursuant to Articles of Merger (the "Articles of Merger") to be filed with the Office of the Secretary of State of the State of Rhode Island and Providence Plantations (the "Rhode Island Secretary").  The Merger shall become effective upon the issuance of a certificate of merger by the Rhode Island Secretary subsequent to the filing of the Articles of Merger with the Rhode Island Secretary or such later time as agreed by the parties to the Agreement and specified in such Articles of Merger (the "Effective Time").
2. Effects of the Merger.  At the Effective Time:  (a) Merger Sub shall be merged with and into the Company, with the Company surviving as the surviving corporation (as such, the "Surviving Corporation"); (b) the separate existence of Merger Sub shall cease; (c) the Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the RIBCA; (d) the Surviving Corporation shall possess all rights, privileges, immunities and franchises of each of the Merging Corporations; and (e) the Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Merging Corporations.

3. The Surviving Corporation.
(a)	At the Effective Time, the articles of incorporation of the Company shall be amended and restated so as to read as set forth in Exhibit A, and as so amended and restated, shall be the articles of incorporation of the Surviving Corporation.
(b)	At the Effective Time, the bylaws of the Company shall be amended and restated to read as did the bylaws of Merger Sub immediately prior to the Effective Time, except the name of the Company shall remain unchanged.
(c)	At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company (other than the Company's current Chief Executive Officer) shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the articles of incorporation and bylaws of the Surviving Corporation.
4. Effects on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the following shall occur:
(a)	Each share of preferred stock, par value $50.00 per share, of the Company ("Company Preferred Stock") issued and outstanding immediately prior to the Effective Time (the "Preferred Shares") (excluding Dissenter Shares) shall be deemed to be automatically converted, along with the aggregate accrued or accumulated and unpaid dividends thereon, into 100 shares of the common stock, par value $0.50 per share of the Company ("Company Common Stock") without any further action by the relevant holder of such Preferred Shares or the Company. All Preferred Shares, when so deemed converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Preferred Shares (each, a "Preferred Certificate") or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable with respect to the Company Common Stock into which such Preferred Shares have been deemed converted (the "Converted Shares"), as provided in Section 4(b) hereof. From and after the Effective Time, (i) each Preferred Certificate (excluding a Preferred Certificate representing Dissenter Shares) shall be deemed to represent the number of Converted Shares into which the Preferred Shares represented by such Preferred Certificate have been deemed converted and (ii) all references to "Certificate" herein shall include any Preferred Certificate.
(b)	Except as provided in Section 4(c), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any Converted Shares, but excluding Dissenters Shares) (the "Shares") shall be canceled and shall be converted automatically into the right to receive, in cash without interest, $25.00 (the "Merger Consideration"), upon surrender of the Certificate and/or Letter of Transmittal representing such Shares as provided in Article II of the Agreement. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares (including a Preferred Certificate representing Converted Shares) or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(c)	Each Share that is owned by the Company as treasury stock and each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto. Each Share owned by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding following the Effective Time and no Merger Consideration shall be payable with respect thereto.
5. Miscellaneous.  The headings in this Plan of Merger are for reference purposes only and do not affect in any way the meaning or interpretation of this Plan of Merger.  Capitalized terms used, but not defined, in this Plan of Merger shall have the meanings ascribed to them in the Agreement.

EXHIBIT B
FORM OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PROVIDENCE AND WORCESTER RAILROAD COMPANY

FIRST:  The name of the corporation (which is hereinafter referred to as the "Corporation") is Providence and Worcester Railroad Company.
SECOND:  The name and address of the registered agent in the State of Rhode Island is CT Corporation System, 450 Veterans Memorial Parkway, Suite 7A, East Providence, Rhode Island 02914.

THIRD:  The purpose or purposes which the Corporation is authorized to pursue are:

Said Corporation is formed for the purpose and shall have the power to conduct a general railroad business in the State of Rhode Island and in all states of the United States; to survey, build, own, lease, acquire, mortgage, operate, and maintain and sell or otherwise dispose of a line or lines of railroad for the purpose of carrying and transporting freight, passengers, baggage, mail and express, and to do a general railroad business for hire and for toll; to purchase, construct, own, maintain and operate wharves, bridges and trestles, and to lay rails and operate railroads thereon; to purchase, construct, own, maintain and operate in connection therewith ferries, vessels, ships, steamers, barges, docks, slips and landings and discharging places for freight and passenger traffic; to purchase, sell, lease, mortgage, hold and operate all classes of real estate; and to purchase, sell, mortgage, hold, control and operate easements, franchises, roads and rights-of-way; to construct power plants; to construct and operate common carrier pipelines for hire and for toll in the state of Rhode Island and in all states of the United States; to buy, own, build, maintain, lease and sell, mortgage or otherwise dispose of plants for the manufacture and repair of engines, motors, cars, trucks and rolling stock of all kinds and machinery and mechanical devices of every kind and nature for the furtherance of the purposes herein stated; to do, either as principal or agent and either alone or through subsidiaries or in connection with other persons, firms, associations or corporations, all and everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any one or more of the purposes herein enumerated or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to engage in any lawful act or activity for which corporations may now or hereafter be organized under the general laws of Rhode Island. In addition to the foregoing, the Corporation shall have all powers granted to business corporations pursuant to Section 7-1.2-302 of the Business Corporation Act of the State of Rhode Island, as amended.

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 (ONE THOUSAND), all of which shares shall be Common Stock having a par value per share of $0.01.

FIFTH:  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these Articles of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon.  Election of directors need not be by written ballot.
SIXTH: The Corporation reserves the right to amend any provision contained in these Articles of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on shareholders or others hereunder are subject to such reservation.
SEVENTH:  (a)  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Business Corporation Act of the State of Rhode Island as currently in effect or as the same may hereafter be amended.  Any repeal or modification of this subsection (a) of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer or the Corporation existing at the time of such repeal or modification.  If the Business Corporation Act of the State of Rhode Island is amended after the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Rhode Island, as so amended.

(b) The Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against all claims, losses, liabilities, expenses (including attorneys' fees and disbursements), damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted under the Business Corporation Act of the State of Rhode Island, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.
(c) To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article SEVENTH, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.
(d) Expenses (including attorneys' fees) incurred by an officer or director in defending or testifying in a civil, criminal, administrative or investigative action, claim, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, claim, suit or proceeding within ten business days of the Corporation's receipt of a request for advancement of such expenses from such director or officer and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by the relevant sections of the Business Corporation Act of the State of Rhode Island, and the Corporation may adopt bylaws or enter into agreements with such persons for the purpose of providing for such advances.
(e) The indemnification permitted by this Article SEVENTH shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.
The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SEVENTH or otherwise.